EXHIBIT 2.8                  ASSET PURCHASE AGREEMENT


         THIS ASSET PURCHASE AGREEMENT is made and entered into as of this 26th day of March 1999, by and between SWEETWATER HEALTH ENTERPRISES, INC., a Texas corporation (hereinafter referred to as "Buyer"), and HEALTHCARE CREDENTIALS MANAGEMENT SERVICES, INC., a Delaware corporation (hereinafter referred to as "Seller").


                              W I T N E S S E T H:

         WHEREAS, Seller owns and is engaged in the business of providing physician credentialing and verification services (all of which are sometimes hereinafter collectively referred to as the "Services"); and

         WHEREAS, Seller desires to sell, and Buyer desires to acquire certain selected assets of Seller and all rights to continue the Services on the terms and conditions set forth in this Agreement;

         NOW, THEREFORE, for valuable consideration paid and each and every covenant and agreement as set forth below, and the performance thereof, it is agreed by and between the parties as follows:

         PURCHASE OF ASSETS.

         1.1 ASSETS TO BE SOLD TO BUYER. Seller does hereby agree to sell, assign and transfer to Buyer, and Buyer does hereby agree to purchase from Seller for the consideration and upon the terms and conditions hereinafter set forth, all as of the Effective Date (as hereinafter defined in Section 4.1 hereof), all the Seller's right, title and interest in and to the following assets used in the business of or related to Seller's provision of the Services (hereinafter sometimes referred to as the "Subject Assets"):

                  (A) Ongoing contracts and services to existing customer accounts (hereinafter referred to as the "Customers," a list of which is set forth on SCHEDULE 1.1(A) attached hereto and made a part hereof), work in progress for Services and prospects of Seller for Services (collectively, the "Transferred Business");

                  (B) All of Seller's rights including copyrights, trade names, trademarks (including all goodwill associated therewith), patents, and other intangible assets, if any, used to provide Services to the Customers, including without limitation those set forth on SCHEDULE 1.1(B) attached hereto and made a part hereof. Seller hereby agrees to assign (to the extent assignable) and transfer to Buyer all of its rights, if any, to any noncompete, confidentiality and nondisclosure agreements with any employee associated with the Transferred Business. Seller makes no representation or warranty as to the enforceability or assignability of any such noncompete, confidentiality or nondisclosure agreements;

                  (C)      All electronic data processing equipment listed on
SCHEDULE 1.1(C)(I), operating supplies and other inventories used by Seller in the Transferred Business on 31 January 1999, and/or located on any floors used by Seller at the facility located at 500 Chastain Center Boulevard, Kennesaw, Georgia (the "Service Center") as of 31 January 1999 (collectively, the "Included Tangible Assets"), but excluding, without limitation, any furniture, fixtures, telephone equipment, vehicles, machinery, spare parts and any items not set forth on SCHEDULE 1.1(C)(I) (the "Excluded Tangible Assets");

                  (D) All right, title and interest of Seller in and to any trade secrets, know-how, procedures, market information, surveys, other proprietary information and other intangible assets relating to the Transferred Business, including without limitation those items set forth on SCHEDULE 1.1(D), which include the Data and the Software (as those terms are therein defined);

                  (E) All permits, licenses, listings, approvals and authorizations by third parties or government authorities used or held by Seller for the operation of the Transferred Business, to the extent they can be assigned, transferred or conveyed to Buyer, including the telephone numbers used to provide the Services, including without limitation those set forth on
SCHEDULE 1.1(E) attached hereto and made a part hereof;

                  (F) All copies of lists of subscribers and suppliers, records and other data and information with respect to the Transferred Business and Seller's subscribers and vendors files, litigation files for at least the past three (3) years and other records used in connection with or required to continue the Transferred Business as it is presently being conducted by Seller, excluding records relating to tax matters, the corporate minute book and shareholder records of Seller. With respect to any records retained by Seller which were used in connection with the Transferred Business, Buyer shall be entitled to inspect the same and obtain copies of (or originals if reasonably requested by and necessary to Buyer and if Seller is provided with legible copies) at reasonable times and locations and in the manner agreed to by Buyer and Seller. Seller agrees either to retain all files with respect to the Transferred Business for a period of at least six (6) years following closing of this transaction, or, at Seller's option, to deliver such files to the Buyer prior to such time. Buyer agrees to keep all transferred files and to make them available for inspection for as long as may be required under Medicare or other applicable government requirements or under Customer Contracts (as hereinafter defined);

                  (G) Customer and sales correspondence files for all Customers;

                  (H) All of Seller's interest in and to software licenses and software maintenance agreements applicable to the Transferred Business, including, without limitation, those licenses and agreements listed on SCHEDULE 1.1(H) attached hereto and made a part hereof; and

                  (I) All of Seller's rights, interests and obligations under those contracts with suppliers and vendors listed on SCHEDULE 1.1(I) attached hereto and made a part hereof (collective, the "Vendor Contracts").

         1.2 ASSETS TO BE RETAINED. Seller is not selling to Buyer any marketable securities, life insurance cash surrender value, prepaid insurance premiums, or insurance policies of any type or rights to any insurance coverage under any of Seller's existing policies, or any assets not described in Section
1.1 above.

         1.3      COVENANT NOT TO COMPETE.

                  (A) Seller, on its own behalf, agrees for a period of three (3) years from the Effective Date, not to directly or indirectly provide or offer to provide physician or other healthcare practitioner credentialing or verification services for any third party (which are collectively hereinafter referred to as "Restricted Services") to any present Customers wherever located, or to any prospective customers within the United States of America (which is hereinafter referred to as the "Restricted Area"); said restricted services constitute a valuable and extensive trade of services within said Restricted Area. The business connections, customers, procedures, techniques and other aspects of said business have been established and maintained at great expense, kept and protected as confidential information and are of great value to Buyer and provide it with a substantial competitive advantage in conducting said business. By virtue of Seller's prior knowledge by operating its offices in the Restricted Area, Seller has been entrusted with the knowledge and possession of secret and confidential information now crucial to Buyer pertaining to the business procedures and operations, including, without limitation, information relating to research, marketing, sales volume, number and qualification of consultants, advisors and employees, programming and formatting information, names of customers and information pertaining to customer's needs, specifications and other criteria. Seller and Buyer agree that, by virtue of Seller's unique knowledge of said business operation, Buyer would suffer great loss and irreparable injury if Seller would use or disclose the confidential information, use it in the solicitation of Buyer's customers or employees or use it to unfairly compete with Buyer in such areas.

                  (B) Seller and Buyer agree that the terms and conditions of this restrictive covenant are reasonable and necessary for the protection of Buyer's business, trade secrets and confidential information and to prevent damage or loss to Buyer as a result of actions taken by Seller. Seller acknowledges that the business of Buyer is, or may fairly be, anticipated to encompass the Restricted Area; the noncompete restrictions contained in this Agreement are reasonable and the consideration provided herein to Seller to be derived from the acquisition of



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


the Subject Assets in the Restricted Area by Buyer is sufficient to fully and adequately compensate Seller for agreeing to these reasonable restrictions.

                  (C) Seller further agrees that for a period of three (3) years from the Effective Date, it shall not directly or indirectly, either as an agent, partner, shareholder, consultant, lender, guarantor, or in any other capacity, participate in, engage in or have a financial interest in, any business which is engaged in the Restrictive Services competitive with that of Buyer or any successors or assigns of Buyer in the Restricted Area. The ownership of a minority interest (less than 5%) in a corporation or other entity, even though such entity may be a competitor of Buyer, shall not be deemed financial participation in a competitor so long as such investment is a passive investment. Notwithstanding the foregoing, the ownership by Seller of shares in Buyer, if any, regardless of amount, shall not be deemed financial participation in a competitor.

                  (D) Seller further agrees that for a period of three (3) years from the Effective Date it will not, directly or indirectly:

                           (i)      Own (except as set forth in Section 1.3(c)
above), manage, operate, control, lend money, or guarantee borrowings, or so participate in the ownership, management, operation, control, or financial affairs, or be connected in any manner with any business which provides services (other than consulting services of the type provided in the past by affiliates of Seller), which are the Restricted Services offered by Buyer, within the Restricted Area.

                           (ii)     Canvass, solicit or accept any business, in
competition with the Restricted Services business of Buyer, or its parent company, or either's subsidiaries or affiliates within the Restricted Area.

                           (iii)    Request or advise any of the customers,
suppliers or other business contacts of Buyer within the Restricted Area to transfer, withdraw, curtail or cancel their business with Buyer.

                           (iv)     Induce (other than through general
advertising) or attempt to induce any employees, sales representatives, consultants or other Buyer personnel to terminate their relationships or breach their agreements with Buyer, and, specifically, not to employ any of Buyer's personnel while employed or within four (4) months of their cessation of employment with Buyer, without Buyer's prior written consent.

                           (v)      Divulge, transmit or otherwise disclose or
cause to be divulged, transmitted or otherwise disclosed, or use any non-public information acquired by Seller during the term of its existence, within the Restricted Area while providing Restricted Services.

                           (vi)     The noncompete covenants in Sections 1.2
and 1.3 constitute the only agreements, express or implied, by such parties not to compete or not to solicit for Restricted Services in the Restricted Area. If Buyer believes that Seller has breached this covenant, then it shall give Seller written notice of the circumstances surrounding such alleged breach. Seller shall then have five (5) days to cure such alleged



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



breach. If such breach has occurred and is not cured within the allocated time frame, Buyer shall be entitled to equitable relief, including but not limited to injunctive relief, as well as money damages, and, specifically, if Buyer has filed a civil complaint or formal injunctive action, then Buyer shall have the right of set-off against any of Buyer's future payment obligations to Seller, if any.


         2.       LIABILITIES.

                  2.1      ASSUMPTION OF LIABILITIES BY BUYER.

                           (A)      It is  specifically  agreed and  understood
by the parties that Buyer shall assume none of the Seller's current or long-term liabilities other than: (i) ongoing obligations to provide Services to the Customers pursuant to the Customer Contracts (as defined in Section 5.11 hereof), and (ii) those obligations set forth in the Vendor Contracts (collectively, the "Assumed Liabilities").

                           (B)      Buyer  shall  have  no  obligation  to
offer employment to any of Seller's employees. Seller hereby agrees to indemnify, defend and hold Buyer harmless from any claim, action, cause of action, liability, damage or expense asserted against Buyer by any current or former employee of Seller and caused by or arising out of Buyer not employing or not offering to employ any of Seller's employees.

                           (C)      For those of  Seller's  employees  who may
be employed by Buyer, if any, (i) initial compensation, benefits, continued employment and subsequent compensation and benefits shall be subject to the benefit policies and employment practices of Buyer's parent, Medirisk, Inc. ("Medirisk") and shall be at the sole determination of Buyer, and (ii) Buyer shall not be liable for any prior unused or untaken vacation or any other benefits except those which become available as a result of such employees' employment with Buyer.

                  2.2      INDEMNIFICATION AND LIMITATION OF LIABILITY.

                           (A)      Seller shall defend,  indemnify and hold
harmless Buyer against and in respect of:

                                    (i)      any and all losses,  damages,
deficiency or liability resulting from (A) any misrepresentation, breach of warranty or nonfulfillment of any agreement on the part of Seller under this Agreement; (B) the failure of Seller to comply with any applicable laws concerning bulk transfers; and (C) any obligation incurred by Seller prior to the Effective Date which is not assumed by Buyer hereunder, including, without limitation, any loss, damage, deficiency or liability arising out of any collection activities of Seller or its agents or employees; and

                                    (ii)     any and all assessments, judgments
and reasonable costs and expenses incident to any of the foregoing, excluding in-house legal and accounting expenses, if any. (Each of the foregoing items are sometimes hereinafter referred to as a "Buyer Loss.")

Provided that the indemnification procedures set forth elsewhere in this
Section 2.2 have been complied with by the Indemnified Party (as hereinafter defined), Seller shall reimburse Buyer for any payments made by Buyer in respect of any Buyer Loss to which the foregoing indemnity by Seller relates, provided Buyer's demand for such reimbursement is made prior to two (2) years after the Effective Date, and if Seller fails to reimburse Buyer for any payments made by Buyer hereunder within thirty (30) days of notice from Buyer to Seller, Buyer shall be entitled at its option, and as a nonexclusive remedy, to setoff against any amounts which may become due to Seller under any future payment obligations between the parties or otherwise, the amount of any such liability, obligation or claim.

                           (B)      Buyer shall defend, indemnify and hold
harmless Seller against and in respect of:

                                    (i)      any and all loss,  damage,
deficiency or liability resulting from (A) any misrepresentation, breach of warranty or nonfulfillment of any agreement on the part of Buyer under this Agreement; and (B) any failure by Buyer after the Effective Date to pay or perform any liability or obligation of Seller which has been assumed by Buyer pursuant to this Agreement or incurred by Buyer after the Effective Date; and

                                    (ii)     any and all assessments, judgments
and reasonable costs and expenses incident to any of the foregoing excluding in-house legal and accounting expenses, if any. (Each of the foregoing items are sometimes hereinafter referred to as a "Seller Loss;" the term "Loss" shall mean a Buyer Loss or a Seller Loss, as the context requires.)

Buyer shall reimburse Seller for any payments made by Seller in respect of any Seller Loss to which the foregoing indemnity by Buyer relates, provided Seller's demand for such reimbursement is made prior to two (2) years after the Effective Date, and Seller, as Indemnified Party, has complied with the indemnification procedures set forth elsewhere in this Section 2.2.

                           (C)      If any demand, claim or suit is asserted or
instituted with respect to which a party may be entitled to indemnification under the foregoing provisions, such party (the "Indemnified Party") shall give prompt notice thereof to the party or parties who may be liable for indemnification (the "Indemnifying Party"), including full details to the extent then known. The Indemnifying Party shall thereafter undertake the defense of the claim at its cost and expense. The Indemnified Party shall be entitled at its own expense to participate in the defense of such asserted demand, claim or suit. The Indemnified Party shall reasonably cooperate with the Indemnifying Party.

                           (D)      Any proposed settlement of any such demand,
claim or suit must be approved by each of the Indemnifying Party and the Indemnified Party. If the Indemnifying Party favors any proposed settlement of any such demand, claim or suit and the Indemnified Party does not favor such settlement, then upon tender by the Indemnifying Party of sums sufficient to pay such settlement (which may be in the form of a bond), the Indemnifying Party shall be relieved of all further responsibility in connection therewith, and the Indemnified Party shall be permitted to continue the defense thereof. The parties agree to cooperate in good faith in the defense or settlement of any such demand, claim or suit.

                           (E)      No Indemnifying  Party shall be obligated
to pay any liability asserted against such Indemnifying Party hereunder until such time, if ever, as the aggregate amount of Losses (other than Losses with respect to Litigation (as defined in Section 5.5 hereof), Taxes (as defined in Section 5.13 hereof), Y2K (as defined in Section 5.15 hereof) or Software Ownership (as defined in SCHEDULE 1.1(D) hereof)) incurred or suffered by the Indemnified Party exceeds $50,000.00, in which event the Indemnifying Party shall be liable for all the Losses (other than Losses with respect to Litigation, Taxes, Y2K or Software Ownership) against which the Indemnifying Party has given an indemnity, regardless of the amount of the Loss or whether the amount of such Loss (other than Losses with respect to Litigation, Taxes, Y2K or Software Ownership) had theretofore been included in the $50,000.00 amount referred to above. Notwithstanding anything in the foregoing to the contrary, the Indemnifying Party shall be liable for all Losses with respect to Litigation, Taxes, Y2K or Software Ownership against which the Indemnifying Party has given indemnity without regard to the amount of the Loss, and without limitation as to when a claim is filed against the Indemnified Party with respect thereto, or when the Indemnified Party makes any claim for reimbursement against the Indemnifying Party. In no event shall the indemnification obligation of an Indemnifying Party hereunder exceed Two Million and No/100 ($2,000,000.00) Dollars in the aggregate; provided, however, that such limitation shall not apply to Software Ownership.

                           (F)      In no event shall either party hereunder be
liable to the other for special, incidental, consequential or punitive damages.

                  2.3 EXCLUSIVE REMEDY. The parties agree that their respective indemnification obligations set forth in this Section 2 shall be their respective sole and exclusive remedy with respect to a breach of any provision of this Agreement.


         3.       PURCHASE CONSIDERATION.

                  3.1 INITIAL CONSIDERATION. In consideration of this Agreement and the transfer of the Subject Assets, Buyer will pay Seller the amount of Four Million and No/100 ($4,000,000.00) Dollars (hereinafter referred to as the "Initial Consideration"), payable in immediately available funds at Closing.

                  3.2      ADDITIONAL CONSIDERATION.

                           (A)      As further  consideration  for this
Agreement and the transfer of the Subject Assets, Buyer shall also pay to Seller, with respect to the one (1) year period commencing upon the Effective Date and terminating upon the first anniversary thereof (the "Additional Consideration Period"), an amount equal to:

         (i)      the product resulting from multiplying:

                  (A) the amount of Applicable Revenues (as hereinafter defined) in excess of $1,000,000.00 (such excess amount not to exceed $650,000.00); by

                  (B)      eighty (80%) percent; plus

         (ii)     the product resulting from multiplying:

                  (A) the amount of Applicable Revenues in excess of $1,650,000.00; by
                  (B) seventy-five (75%) percent.

(The foregoing total amount is hereinafter referred to as "Additional
 Consideration.")



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


For purposes of this Agreement, the term "Applicable Revenues" shall refer to
(y) the total revenues recordable, regardless of source, during the Additional Consideration Period, with respect only to licenses and/or sales of Seller's "HCOL," "appSTAT," "In-File" products (including custom queries) or any replacement products therefor, and (z) which are in fact collected by or on behalf of Buyer during the Additional Consideration Period or within ninety
(90) days thereafter. By way of explanation and not of limitation, if Applicable Revenues were $1,300,000.00, then Seller would receive Additional Consideration of $240,000.00 [($1,300,000.00 - $1,000,000.00) x 0.80 =
$300,000.00 x 0.80 = $240,000.00] while if Applicable Revenues were $2,400,000.00, then Seller would receive Additional Consideration of $1,082,500.00 [([$2,400,000.00 - $1,650,000.00] x 0.75) + ([$1,650,000.00 -
$1,000,000.00] x 0.80) = ($750,000.00 x 0.75) + ($650,000.00 x 0.80) =
$562,500.00 + $520,000.00 = $1,082,500.00].

                           (B)      The Additional Consideration shall be
payable to Seller at one time in a lump sum not more than one hundred twenty
(120) days after the close of the Additional Consideration Period. Buyer shall provide Seller with quarterly reports concerning Applicable Revenues during the Additional Consideration Period.

                           (C)      Seller shall have the option, at its sole
cost and expense, to audit Buyer's pertinent financial records no more than once each year during the Additional Consideration Period and for one (1) year thereafter to ensure that Buyer is satisfying its obligation to pay such royalties. If Seller's audit shows that Buyer's payments of Additional Consideration are more than five (5%) percent less than what they should have been, Buyer shall pay Seller the cost of Seller's audit, plus the unpaid Additional Consideration and interest thereon calculated at the rate of ten (10%) percent per annum from the original due date through the date of payment.

                           (D)      For purposes of this Agreement, the term
"Purchase Price" shall refer to the total Initial Consideration and the Additional Consideration paid hereunder.


         4.       CLOSING.

                  4.1 PLACE, TIME AND ACTIONS REQUIRED. Subject to the satisfaction of those conditions set forth in Section 8 hereof, without limitation, the sales and purchases provided for in Section 1 shall be consummated effective on 31 March 1999 (the "Effective Date") at a closing (the "Closing") to be held on a date mutually agreeable to Buyer and Seller (the "Closing Date"), but not later than 31 March 1999, at the offices of Buyer's parent, Medirisk, Inc., Two Piedmont Center, Suite 400, 3565 Piedmont Road, N.E., Atlanta, Georgia. At or prior to the Closing and on the condition that Buyer has paid the Initial Consideration to be paid at Closing and has otherwise complied with all Buyer's conditions to Closing outlined herein, Seller will deliver to Buyer:

                           (A)      At Seller's cost, instruments of transfer,
assignment and conveyance, bills of sale and other instruments in form and substance satisfactory to Buyer sufficient to convey, transfer, and assign to Buyer all right, title and interest in and to the Subject Assets to be purchased hereunder;

                           (B) In tangible medium, the source code for the
Software and all documentation, user guides and training manuals then in existence with respect thereto;

                           (C)      All required consents to assignment of the
Vendor Contracts;

                           (D)      Certified copies of the resolutions, which
have been duly adopted by the Board of Directors and sole shareholder of Seller, and which shall be in full force and effect at the time of delivery, authorizing the execution and delivery of this Agreement and the Related Agreements (as hereinafter defined) and the consummation of the transactions provided for herein;

                           (E)      Documents in forms acceptable to Buyer
necessary to effectuate the change of Seller's corporate names to names that are dissimilar to its present names, or to Buyer's name, and that do not contain the words "healthcare" or "credential" in good form for filing in the offices of appropriate government officials, including the States of Delaware and Georgia, as required;

                           (F)      The originals of all Customer Contracts;
and

                           (G)      An original of Seller's counsel's legal
opinion referenced in Section 8.1(d) hereof.

                  4.2 SALES/TRANSFER TAXES. Buyer will pay all sales and use taxes, if any, due upon the transfer of the Subject Assets to Buyer. Seller shall pay when due, prorated as of the Effective Date, all state and local, personal property taxes assessed on the assets of Seller transferred to Buyer hereunder; provided, however, that if any such payment made by Seller covers any period after the Effective Date, Buyer shall promptly pay Seller the pro rata amount paid with respect to such period.

                  4.3 FURTHER ASSURANCES. Seller shall, from time to time, at Buyer's request, whether at or after the Closing and without further consideration, promptly execute and deliver to Buyer such other and further documents, information, instruments of sale, transfer, conveyance and assignment as Buyer may reasonably request to effectuate the terms of this Agreement (collectively, the "Related Agreements").



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


         5. REPRESENTATIONS AND WARRANTIES OF SELLER. Seller hereby represent and warrant to Buyer that:

                  5.1 ORGANIZATION. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to do business in, and is in good standing, under the laws of the State of Georgia. Seller has full power and authority (corporate and otherwise) to own its properties and to carry on its businesses as now being conducted by it and is qualified to do business and is in good standing in each jurisdiction in which the nature of its businesses makes such qualification necessary, except where the failure to qualify would not have a Material Adverse Effect (as hereinafter defined).

                  5.2 AUTHORIZATION. The execution, delivery and performance of this Agreement by the Seller has been duly authorized by all necessary corporate action of the Seller and this Agreement constitutes the valid and binding obligation of the Seller enforceable against it in accordance with its terms, except to the extent enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights in general and subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law.)

                  5.3 CONSENTS OF THIRD PARTIES. Except for any and all conflicts, breaches, terminations, accelerations, defaults, violations and creations specified in (I) clauses (b) through (d) below that would not have a material adverse effect upon the assets herein being transferred as a whole (a "Material Adverse Effect"), or (II) clauses (b) and (e) below with respect to the assignability of the Customer Contracts, the execution, delivery and performance of this Agreement by the Seller will not (a) violate or conflict with the certificate of incorporation or bylaws of the Seller; (b) require any consent or approval under, conflict with, result in the breach, termination or acceleration of, or constitute a default under, any lease, agreement, commitment or other instrument to which the Seller is a party or by which the Seller or any of its properties are bound; (c) constitute a violation of any law, regulation, order, writ, judgment, injunction or decree applicable to the Seller or any of its properties; (d) result in the creation of any Lien upon the properties or assets herein transferred; or (e) have any impact on Buyer's right to conduct the Transferred Business as currently being conducted by the Seller.

                  5.4      ABSENCE OF CERTAIN CHANGES. Since 31 January 1999:
(a) the Seller has operated its business in the ordinary and usual course; (b) there has not been any change in the business, financial condition or results of operations of the Seller that has had or will have a Material Adverse Effect; (c) there has not been any damage, destruction or loss (whether or not covered by insurance) to the Subject Assets that has had or could reasonably be expected to have a Material Adverse Effect; (d) no Customer, other than as listed on SCHEDULE 5.4(D), has cancelled, discontinued, or given written or verbal notice of its intention to cancel, discontinue or substantially reduce its applicable service with Seller which would have an adverse effect upon its business; and (e) except as otherwise set forth on SCHEDULE 5.4(E)(I) hereto, the Seller is not in default and, to the best knowledge of the Seller, no Customer is in default, under any Customer Contract, and each such contract (whether written agreement or outstanding purchase orders) is in full force and effect on the date hereof and such Customer Contracts contain no material changes in the standard form of agreement and specifically no deviation in warranties or limitation of Seller's liability other than as listed on SCHEDULE 5.4(E)(II).

                  5.5      LITIGATION; COMPLIANCE WITH LAW

                           (A)      Except as set forth on SCHEDULE 5.5(A),
there is no judicial or administrative action, proceeding or investigation pending or, to the best of the knowledge of the Seller, threatened, that questions the validity of this Agreement or any action taken or to be taken by the Seller in connection with this Agreement. There is no litigation, proceeding or governmental investigation pending or, to the best of the knowledge of the Seller, threatened, or any order, injunction or decree outstanding against the Seller that, if adversely determined, would individually or in the aggregate have a Material Adverse Effect (all of the foregoing hereinafter collectively referred to as "Litigation").

                           (B)      The Seller is not in violation of any
applicable law, regulation, ordinance or other requirement of any governmental body or court, which violations in the aggregate would have a Material Adverse Effect, and no written notice has been received by the Seller alleging any such violations, which violations in the aggregate would have a Material Adverse Effect.

                           (C)      Seller,  through its collectors,
service representatives, salespersons, any other employee or otherwise, has complied with all applicable collection, credit reporting, licensing and other laws and regulations governing the provision of the Services. Seller agrees that it will be solely responsible for responding to and resolving any disputes, claims or complaints arising out of actions taken by either its employees or agents prior to the Effective Date.

                  5.6 OPTIONS TO PURCHASE. Seller does not currently have outstanding any options, rights to purchase, contracts, or any other right entitling anyone to acquire any of the Subject Assets or the Transferred Business except as otherwise expressly contemplated herein.

                  5.7 GOOD TITLE. Except for those liabilities set forth in SCHEDULE 5.7, Seller owns, and on the Closing Date will be the owner of, and has, and on the Closing Date will have, good and marketable title to all of the Subject Assets, tangible or intangible, including, without limitation, the Included Tangible Assets, free and clear of all liens, mortgages, pledges, encumbrances, income taxes, withholding taxes, employment taxes, sales taxes and property taxes. Items on SCHEDULE 5.7 shall be paid and discharged by Seller at or prior to Closing. The Included Tangible Assets will on the Effective Date be, in all material respects, in reasonable repair and in satisfactory operating condition for their intended usages, and will constitute all of the tangible assets necessary to allow Buyer to conduct the Transferred Business as it is currently conducted by Seller.

                  5.8      SOFTWARE LICENSES AND MAINTENANCE AGREEMENTS.
SCHEDULE 1.1(H) contains a complete list of all software licenses and maintenance agreements applicable to the Transferred Business.

                  5.9 RENTAL AND LEASE AGREEMENTS. SCHEDULE 5.9 contains a complete list of all rental and lease agreements for realty and/or personalty applicable to the Transferred Business.

                  5.10 BOOKS AND RECORDS. All books, records and other financial information, if any, provided or to be provided by Seller to Buyer are true and correct, and accurately reflect the existence of the Subject Assets and the results of operations of the Transferred Business for the periods of time therein stated, and such books, records and financial information reflect revenues and income from the Transferred Business, and not from other sources, unless expressly disclosed to Buyer.

                  5.11 COPIES OF AGREEMENTS. True, accurate and complete copies of all agreements, contracts or standing purchase orders for Services between Seller and the Customers (collectively, the "Customer Contracts") have been provided to Buyer.

                  5.12 DISCHARGE OF ENCUMBRANCES. Seller will make financial arrangements to satisfy any claim with respect to any failure to satisfy applicable bulk sales regulations as they relate to notice, accounting and payment of debts and liabilities in the State of Georgia with respect to the transfer of the Subject Assets, including full indemnification of Buyer. In addition to other general indemnification provisions provided hereunder to Buyer, Seller specifically agrees to fully indemnify and hold Buyer harmless (including attorneys' fees), even if the law does not so require, if any claim is asserted by any third party against Buyer as the result of Seller's failure to comply or complete its payment obligations resulting in a verifiable claim or lien upon the Subject Assets, which indemnification shall be accomplished by Seller's payment within thirty (30) days to such third party after written notice by Buyer to Seller of such claim or lien or by delivery of a bond or letter of credit to Buyer, issued by a financial institution reasonably acceptable to Buyer, to guarantee Seller's performance hereunder for the benefit of Buyer. In the event Buyer seeks such indemnification from Seller, Buyer shall comply with the provisions set forth in Section 2.2(c) hereof dealing with notice and the opportunity of Seller to defend. However, notwithstanding the foregoing, if the debt is not discharged by Seller or the bond or letter of credit issued to Buyer within the thirty (30) days required above, then, at Buyer's option, such indemnification may be accomplished either by an offset of any such amounts against future obligations payable to Seller by Buyer or, immediately upon request by Buyer to Seller, by a payment from Seller to Buyer of immediately available funds sufficient to satisfy such claim or lien. If Buyer elects to offset such third party claims against future obligations to Seller, such payment amount to third party claimants by Buyer shall bear interest at the prevailing prime rate of NationsBank, N.A., Atlanta, Georgia, or any successor thereto, until such amount plus interest shall actually be offset against payments due to Seller.

                  5.13 TAXES. All Taxes (as hereinafter defined) to which the Subject Assets or the Transferred Business are subject which are due and payable prior to the Effective Date shall have been paid to date. Any such amounts owed by Seller subsequently discovered and assessed against Buyer shall be promptly paid by Seller. Seller has no other outstanding tax obligations or tax disputes, whether federal, state or local, which will result in any lien or charge on the Subject Assets or the Transferred Business or result in any cost or liability of Buyer except for current property, income, withholding, employment or sales tax obligations accruing (but not due or payable) on or prior to the Effective Date. Seller shall pay all such tax obligations when due. For purposes of this Agreement, the term "Taxes" means all taxes, assessments, charges, duties, fees, levies or other governmental charges, including all federal, state, local or other income, unitary, business, franchise, capital stock, real property, personal property, intangible taxes, withholding, FICA, unemployment compensation, disability, transfer, sales, use, excise and other taxes, assessments, charges, duties, fees, or levies of any kind whatsoever (whether or not requiring the filing of returns), and all deficiency assessments, additions to tax, penalties and interest.

                  5.14 MISSTATEMENTS OR OMISSIONS OF MATERIAL FACTS. No representation or warranty by Seller in this Agreement (including the Schedules attached hereto), nor any other certificate or document furnished by Seller, contains or will contain as of the date hereof or as of the Closing Date any untrue statement of a material fact, or omits or will omit to state as of the date hereof or as of the Closing Date a material fact necessary to make the statements contained herein or therein not misleading, and if discovered such untrue statement or omission can result in termination of this Agreement by Buyer without any further liability to Seller.

                  5.15 YEAR 2000 WARRANTY. Except as set forth below with respect to the appSTAT software, Seller disclaims any representation or warranty that any of the Software is Y2K Compliant (as hereinafter defined).
SCHEDULE 5.15 sets forth a nonexclusive listing of the year 2000 deficiencies of the Software. Except as set forth on SCHEDULE 5.15, Seller hereby represents and warrants that the appSTAT software is Y2K Compliant; provided, however, that Seller makes no warranty with respect to any third-party software that the appSTAT software may require in order to operate properly. Seller further warrants and represents that, to the extent that the HCOL software is not Y2K Compliant, the total out-of-pocket expense to third-party vendors that might be incurred by Buyer to make HCOL Y2K Compliant before 31 December 1999 shall not exceed $400,000.00 in the aggregate, assuming that (i) such compliance efforts commence not later than 1 July 1999, and (ii) such efforts are continuing and diligent until completed. For purposes of this Agreement, software is deemed to be "Y2K Compliant" if the century change to the year 2000 is supported in the logic and data of such software, such that when a date on or after 1 January 2000 is either processed, entered into or is intended to be generated as a result of the operation of such software, such software will not fail or otherwise produce incorrect results. Buyer agrees that if it determines to proceed with making HCOL Y2K Compliant, it shall so notify Seller not later than 1 July 1999 and shall provide Seller a copy of its detailed project plan (including estimated costs, which shall not include overhead, and estimated timetable) to make HCOL Y2K Compliant. Further, Buyer agrees to accept Seller's input as to the content and implementation of the plan and will provide sufficient information to Seller to enable it to monitor the project's status until completion, including the opportunity to meet with vendors. (For purposes of Section 2.2 hereof, all of the foregoing is hereinafter collectively referred to as "Y2K.")

         6.       REPRESENTATIONS AND WARRANTIES OF BUYER.

                  6.1 EXISTENCE AND POWER. Buyer is a corporation validly existing and in good standing under the laws of the State of Texas, and has the full corporate power and authority to enter into and perform this Agreement.

                  6.2 AUTHORIZATION. The execution, delivery and performance of this Agreement by the Buyer have been duly authorized by all necessary corporate action of the Buyer and this Agreement constitutes the valid and binding obligation of the Buyer enforceable against it in accordance with its terms, except to the extent enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights in general and subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law.)

                  6.3 CONSENTS OF THIRD PARTIES. Except for conflicts, breaches, terminations, accelerations, defaults and violations specified in clauses (b) and (c) below that could not reasonably be expected to have a material adverse effect on the Buyer's ability to perform its obligations under this Agreement, the execution, delivery and performance of this Agreement by the Buyer will not (a) violate or conflict with the certificate of incorporation or bylaws of the Buyer; (b) require any consent or approval or conflict with, or result in the breach, termination or acceleration of, or constitute a default under, any lease, agreement, commitment or other instrument to which the Buyer is a party or by which it or its properties are bound; or (c) constitute a violation of any law, regulation, order, writ, judgment, injunction or decree applicable to the Buyer or any of its properties.


         7.       CONDUCT OF SELLER PENDING CLOSING DATE OR EFFECTIVE DATE.

                  7.1 MAINTAIN BUSINESS. From the date hereof until the Closing Date or Effective Date (whichever shall later occur), Seller shall:
(a) make no distributions of Subject Assets to be purchased by Buyer to anyone, (b) conduct the operations of the Transferred Business in the ordinary course of business, (c) keep and maintain the properties and facilities of the Transferred Business in good condition, repair and working order, reasonable wear and tear excepted, and fully insured for liability and property damages,
(d) use its best efforts to preserve intact the Transferred Business, (e) use its best efforts to retain the service of its employees, agents and consultants involved with the Transferred Business on terms and conditions not less favorable than those existing prior to the execution hereof, (f) cooperate with Buyer's representatives (without disclosure of this Agreement or contemplated sale to Seller's employees, suppliers or Customers) in reviewing facts and establishing and implementing procedures necessary to effect the sale of the Subject Assets contemplated herein, (g) conduct its activities in a manner consistent with this Agreement, (h) not enter into, assume or make any contract, loan, license, designation, loan commitment, purchase, sale or disposition of assets of the Seller not in the ordinary course of business, (i) not declare dividends for any shareholder, and (j) promptly advise Buyer in writing of any adverse material change in its financial condition or business affairs.

                  7.2 DISCLOSURE OF TRANSACTION. Except as required by the laws of the United States, including regulations of the Securities and Exchange Commission, neither Seller nor any officer, director, employee, agent or representative of Seller shall furnish, either directly or indirectly, any term of this Agreement, not otherwise publicly announced, to any third party, nor shall Seller or any officer, director, employee or representative acting on behalf of Seller, from the date hereof through the Closing Date or Effective Date (whichever shall later occur), permit Seller or any of its officers, directors, agents or representatives to make, solicit or initiate proposals or offers for (i) any business combination or restructuring involving Seller, or the purchase, sale, lease or other disposition of any of Seller's assets or business, however structured or to be effected, other than transactions in the ordinary course of business involving assets which, in the aggregate, are not material, or (ii) the issuance, purchase, sale or other disposition of any shares of capital stock of Seller. Seller further agrees that neither it nor any of its officers, directors, agents or representatives acting on its behalf during such period will, or will permit Seller or any of its officers, directors, agents or representatives to, negotiate with any party other than Buyer or its subsidiaries, or provide information in furtherance of any such proposal or offer. Except as required by the laws of the United States, including the regulations of the Securities and Exchange Commission, neither Buyer, nor any officer or director of Buyer, or agent of Buyer, shall disclose the existence of this Agreement or the contemplated sale, or any term or provision or covenant contained herein to the general public, or to any of Seller's employees, officers, customers, or suppliers, or to any other third party prior to the Closing Date.
         8.       CONDITIONS.

                  8.1 CONDITIONS TO BE SATISFIED BY SELLER. The obligation of Buyer to consummate and effect the Closing provided for herein shall be subject to the following conditions:

                           (A)      The representations and warranties of
Seller set forth in Section 5 shall be true as of the Closing Date or Effective Date (whichever shall later occur), and Seller shall have performed all obligations required hereby to be performed by it prior to the Closing Date or Effective Date (whichever shall later occur).

                           (B)      The Subject Assets will be transferred to
Buyer free and clear of all leases, liens, or other financial security interests. Buyer shall not assume any liability for any lines of credit or other financial arrangements concerning the Subject Assets. Seller shall have obtained consent agreements satisfactory to Buyer providing for assignment and transfer of Seller's rights in all software licenses and maintenance agreements, leases, and rental agreements to be assigned, applicable to the Subject Assets and listed on SCHEDULES 1.1(H) or 1.1(I).

                           (C)      Buyer shall have been afforded the
opportunity to make or cause to be made such investigation of the Transferred Business and its financial and legal condition as its deems necessary or advisable to familiarize itself therewith. Seller shall have permitted the Buyer and its authorized representatives to have or caused to it to be permitted to have full access to the premises, books and records of Seller, and the officers of the Seller shall have furnished Buyer with such financial and operating data with respect to the Transferred Business.

                           (D)      Buyer shall have received from counsel for
Seller (which may be Seller's in-house counsel) an opinion to the effect that
(i) Seller is duly organized and existing and in good standing in the State of Delaware and is duly qualified to do business in and is in good standing in the State of Georgia, (ii) the sale of Seller's assets and property pursuant to this Agreement will not result in the material violation of, or limit Buyer's right to control the purchased assets through any law, rule, regulation, order, judgment or decree to which the Seller or its property is subject, (iii) the sale of Seller's assets and property pursuant to the Agreement does not give rise to any dissenter's rights or rights of appraisal in any of Seller's shareholders, (iv) that Seller has full power and authority to sell the property and assets to be conveyed and assigned under this Agreement, (v) that as of the Closing Date there are no liens or encumbrances against such property and assets, (vi) that all corporate proceedings required to be taken by Seller to authorize it to enter into this Agreement and any other instrument evidencing such conveyance and assignment and to perform its obligations hereunder have been duly and properly taken, and (vii) this Agreement and any other such instrument are binding obligations of Seller enforceable against Seller in accordance with their respective terms, except as the same may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or the availability of equitable remedies.

                           (E)      Buyer and Seller shall have entered into a
Management Transition Agreement, upon terms mutually acceptable to the parties, pursuant to which Seller will provide certain management and transition services to Buyer as set forth therein.

                           (F)      Seller's performance of its obligations
under this Agreement shall have been guaranteed by Seller's parent, MMI Companies, Inc. (the "Guarantor"), pursuant to a Guaranty Agreement substantially in accordance with the form attached hereto as EXHIBIT 8.1(F) (the "Guaranty Agreement"), and counsel for the Guarantor (which may be Guarantor's in-house counsel) shall have opined to the Buyer, in form satisfactory to the Buyer, that the Guaranty Agreement is in full force and effect.

                  8.2      CONDITIONS TO BE SATISFIED BY BUYER.

                           (A)      The obligations of Seller to consummate
and effect the Closing provided for herein shall be subject to the condition that the representations and warranties of Buyer set forth in Section 6 shall be true as of the Closing Date, and Buyer shall have performed all obligations required hereby to be performed by it prior to the Closing Date.

                           (B)      Buyer shall have entered into a License
Agreement to license the object code of the appSTAT Software to Seller's affiliate American Continental Insurance Company ("ACIC") upon terms mutually acceptable to Buyer and ACIC.


         9. REAL ESTATE LEASES[FACILITY AND LEASES. Buyer shall assume no obligations for any real estate leases.

         10. SURVIVABILITY. All the terms and provisions of this Agreement shall survive the Closing for a period of two (2) years unless a longer period is otherwise specified herein or otherwise mutually agreed to by the parties.

         11. ARBITRATION[ARBITRATION. Any controversy or claim arising out of, or relating to, this Agreement, or the making, performance, or interpretation of it, shall be settled by arbitration in Atlanta, Georgia in accordance with the rules of the American Arbitration Association then existing, and judgment on the arbitration award may be entered in any court having jurisdiction over the subject matter of the controversy; provided, however, that punitive damages may not be awarded in such arbitration.

         12. BINDING EFFECT AND BENEFIT. This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs and permitted successors and assigns.


         13.      MISCELLANEOUS.

                  13.1 NOTICES. All notices, demands, requests, or other communications which may be or are required to be given, served, or sent by either party to the other party pursuant to this Agreement shall be in writing and shall be hand delivered (including delivery by courier so long as a receipt or confirmation of delivery is obtained), sent by Federal Express or other recognized overnight delivery service, mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, or transmitted by facsimile transmission (followed by delivery of the original of such document), addressed as set forth on the signature page of this Agreement. Either party hereto may designate by notice, in the manner herein above provided, a new address to which any notice, demand, request or communication may thereafter be so given, served or sent. Each notice, demand, request or communication which shall be mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent and received for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, the affidavit of messenger or (with respect to a facsimile transmission) the answer back being deemed conclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation; provided, however, that notices sent by mail shall be deemed received on the third business day following the date such notice is deposited in the mail.


         If to Buyer:                                         If to Seller:

         Sweetwater Health Enterprises, Inc.                  Healthcare Credentials Management
         c/o Medirisk, Inc.                                     Services, Inc.
         Two Piedmont Center, Suite 400                       c/o MMI Companies, Inc.
         3565 Piedmont Road, N.E.                             540 Lake Crook Road
         Atlanta, Georgia  30305-1502                         Deerfield, Illinois  60015-5290

         Attention:  Legal Department                         Attention:  Legal Department

         Fax:  (404) 364-6703                                 Fax:  (847) 374-1330

                  13.2 ENTIRE AGREEMENT. This Agreement is the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

                  13.3 GOVERNING LAW. This Agreement shall be governed by and construed under the laws of the State of Georgia.

                  13.4 CONFIDENTIALITY. Seller and Buyer will hold and will cause their consultants and advisers to hold in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of their counsel, by other requirements of law, all documents and information concerning the other party furnished to them by the other party or their representatives in connection with the transactions contemplated by this Agreement (except to the extent that such information can be shown to have been (i) previously known by the other party, (ii) in the public domain through no fault of the other party, or (iii) later lawfully acquired from other sources by the other party, and neither party will release or disclose such information to any other person, except its auditors, attorneys, financial advisers, bankers and other consultants and advisers in connection with this Agreement. If the transactions contemplated by this Agreement are not consummated, such confidence will be maintained except to the extent that such information comes into the public domain through no fault of either party and such information shall not be used to the detriment of, or in relation to any investment in, either corporation and all such documents (including copies thereof) shall be returned to proper owner immediately on the request of either party. Both parties shall be deemed to have satisfied their obligations to hold confidential information concerning or supplied by the other party if it exercise the same care as it take to preserve confidentiality for their own similar information.

                  13.5 ASSIGNMENT. This Agreement shall not be assigned by either party without the express written consent of the other party; provided, however, that Buyer may assign its respective rights and obligations hereunder to any respective affiliate thereof without obtaining the consent of Seller, provided further that Buyer shall give Seller notice of such assignment.

                  13.6 EXPENSES. Each of the parties hereto shall pay all of its own costs, fees and expenses relating to the acquisition, incurred prior to the Closing Date, including, but not limited to, costs of negotiations, brokers' and finders' fees, legal and accounting fees and other expenses. Each of the parties represent to the other that no broker or other third party brought about this sale and no commission or fee is due to any third party as a result of this Agreement or sale. Each party agrees to indemnify and hold the other harmless with respect to any claims for same, including reasonable attorneys' fees.

                  13.7 SEVERABILITY. The parties agree that construction of this Agreement shall be in favor of its reasonable nature, legality and enforceability, and that any construction causing unenforceability shall yield to a construction permitting enforceability. It is agreed that the noncompetition, nonsolicitation, nondisclosure and nonhiring covenants and provisions of this Agreement are severable, and that if any single covenant or provision or multiple covenants or provisions should be found unenforceable, the entire Agreement and remaining covenants and provisions shall not fail but shall be construed and enforceable without any severed covenant or provision in accordance with the tenor of this Agreement. The parties specifically agree that no covenant or provision of this Agreement shall be invalidated because of overbreadth insofar as the parties acknowledge the scope of the covenants and provisions contained herein to be reasonable and necessary for the protection of Buyer and not unduly restrictive upon Seller. However, should a court or any other trier of fact or law determine not to enforce any covenant or provision of this Agreement as written due to overbreadth, then the parties agree that said covenant or provision shall be enforced to the extent reasonable, with the court or such trier to make any necessary revisions to said covenant or provision to permit its enforceability, whether said revisions be in time, territory, or scope of prohibited activities.


         14. NAME USAGE. Seller agrees that it will not use after the Effective Date the name "Healthcare Credentials Management Services, Inc." or any derivation thereof and that while Buyer does not require it to dissolve the existing corporation, unless so required by state law or other state or federal law or regulation as determined by its counsel, it may maintain the current corporation only so long as it fully complies with all state and other regulatory authorities and take steps to change the corporation's name within sixty (60) days following the Effective Date. Such new name shall have no relationship to "Healthcare Credentials Management Services, Inc." so as to be confusing or misleading to the existing and future customers, prospects, and clients of Seller and Buyer. However, in addition to other general indemnification provisions provided hereunder to Buyer, Seller specifically agrees to fully indemnify and hold Buyer harmless, including attorneys' fees, if Buyer is required to defend or make payment to Seller's creditors as the result of Seller's failure to comply with such requirements. Seller shall promptly and adequately address all financial obligations and make adequate provisions for all debts and liabilities of Seller and Seller and the assets being sold hereunder. Seller's duty to indemnify Buyer is conditioned upon Buyer's written notification to Seller of any alleged claim being made against Buyer (as Indemnified Party), with such notification to be in compliance with the indemnification procedures set forth in Section 2.2 hereof. Seller shall have the right to contest, compromise and/or defend any claim.

                       [Document Continued On Next Page]

         IN WITNESS WHEREOF, Buyer and Seller have duly executed and delivered this Agreement under seal as of the date and year first above written.

BUYER:                                       SELLER:

SWEETWATER HEALTH                                            HEALTHCARE
                                             CREDENTIALS MANAGEMENT
ENTERPRISES, INC.                                                SERVICES, INC.


By:                                          By:
        -----------------------                     ---------------------

Title:                                       Title:
        -----------------------                     ---------------------


[CORPORATE SEAL]                             [CORPORATE SEAL]

                                               MASTER EXHIBIT AND SCHEDULE LIST



EXHIBIT 8.1(F)                      -        Form of Guaranty Agreement

SCHEDULE 1.1(A)                     -        Customer List

SCHEDULE 1.1(B)                     -        Trade Names and Trademarks

SCHEDULE 1.1(C)(I)                  -        Included Tangible Assets

SCHEDULE 1.1(D)                     -        Proprietary Information and Software

SCHEDULE 1.1(E)                     -        Permits, Licenses, Listings, Approvals &
                                             Authorizations

SCHEDULE 1.1(H)                     -        Software License & Maintenance Agreements

SCHEDULE 1.1(I)                     -        Vendor Contracts

SCHEDULE 5.4(D)                     -        Cancelled Customers

SCHEDULE 5.4(E)(I)                  -        Defaults by Seller or Customers on Customer
                                             Contracts

SCHEDULE 5.4(E)(II)                 -        Deviations in Customer Contracts

SCHEDULE 5.5(A)                     -        Litigation

SCHEDULE 5.7                        -        Encumbrances on Title

SCHEDULE 5.15                       -        Y2K-Compatibility Insufficiencies in Software

                                 EXHIBIT 8.1(F)

                           FORM OF GUARANTY AGREEMENT


                               CORPORATE GUARANTY


         IN CONSIDERATION OF the entering into of that certain Asset Purchase Agreement (the "Agreement") of even date herewith between SWEETWATER HEALTH ENTERPRISES, INC. ("Guarantee") and HEALTHCARE CREDENTIALS MANAGEMENT SERVICES, INC., a wholly-owned subsidiary of Guarantor ("Subsidiary"), the undersigned, MMI COMPANIES, INC., a Delaware corporation ("Guarantor"), hereby agrees with Guarantee as follows:

         1. Guarantor hereby guarantees that all sums stated in the Agreement to be payable by Subsidiary to Guarantee will be promptly paid in full when due, in accordance with the provisions thereof and that Subsidiary will perform and observe each and every covenant, agreement and condition in the Agreement to be performed and observed by Subsidiary during the term thereof. Upon Subsidiary's failure to so pay, perform or observe, Guarantor will promptly pay, perform or observe the same or cause the same promptly to be paid, performed or observed, as the case may be. Except as set forth in Section 2(b) hereof, this Guaranty shall remain in full force and effect until the earlier to occur of the termination of the Agreement or such time as Guarantor no longer owns a controlling interest in Subsidiary; provided, however, that Guarantor shall remain liable to Guarantee for any unsatisfied obligation which arises hereunder during such effective time of this Guaranty.

         2. The obligations and agreements of Guarantor hereunder shall in no way be affected or impaired by reason of the happening from time to time of any of the following events, regardless of whether or not Guarantor has received notice of, or further consented to, such events:

         (A) The extension of the time for payment by Subsidiary or Guarantor of any sums owing or payable under the Agreement or this Guaranty;

         (B) The modification or amendment of any of the obligations of Subsidiary or the Guarantor under the Agreement or this Guaranty;

         (C) Any failure or delay on the part of Guarantee to enforce or exercise any right, power or remedy available to Guarantee in the Agreement or this Guaranty, or any action on the part of Guarantee granting indulgence or extension in any form;

         (D) The voluntary or involuntary liquidation, dissolution, marshalling of assets and liabilities, receivership, conservatorship, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of, or other similar proceeding affecting, Subsidiary or any of its assets; or



                                Exhibit 8.1(f)

         (E) The transfer of title to the assets which are the subject of the Agreement by Guarantee.

         3. Notice of acceptance of this Guaranty and notice of any obligations, liabilities or defaults contracted for or incurred by Subsidiary are hereby waived by Guarantor.

         4. This Guaranty may not be modified or amended except by a written agreement duly executed by Guarantor and Guarantee.

         5. This Guaranty shall be governed by and construed in accordance with the laws of the State of Georgia.

         6. The liabilities and obligations of Guarantor hereunder are primary and are enforceable against Guarantor either before, simultaneously with or after proceeding against Subsidiary or against any property or security available to Guarantee.

         7. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective heirs, successors and assigns.

         IN WITNESS WHEREOF, the undersigned has executed this Guaranty as of the 26th day of March 1999.



                                     MMI COMPANIES, INC.


                                     By:
                                             ------------------------

                                     Title:
                                             ------------------------

                                     Attest:
                                             ------------------------

                                     Title:
                                             ------------------------


                                     [CORPORATE SEAL]



                                Exhibit 8.1(f)
                                  Page 2 of 2

                                SCHEDULE 1.1(D)

                      PROPRIETARY INFORMATION AND SOFTWARE


         The term "Data" shall collectively refer to all databases of Seller.

         The term "Software" shall collectively refer to the following software programs created by Seller and known respectively as:

                  -        appSTAT

                  -        CAPS

                  -        HCOL

                  -        PCS

         Buyer is buying all ownership rights of Seller in and to the Software. At Closing Seller will deliver to Buyer the source code for the Software and will not retain a copy of such source code. Neither Seller nor ACIC will have any rights to continued usage of the Software except as set forth in the separate license agreement for the object code of the appSTAT software referenced in Section 8.2(b) of the Agreement.

         Seller hereby represents and warrants that the development and/or creation of the Software was done entirely by the employees of Seller or its affiliates with no contribution from outside consultants, or, in the case of Software developed by outside parties, that such software is wholly-owned by Seller and is freely transferable to Buyer without the consent of any third party. (For purposes of Section 2.2 hereof, all of this representation and warranty is hereinafter collectively referred to as "Software Ownership.")

                                SCHEDULE 1.1(I)

                                VENDOR CONTRACTS


Consulting Agreement dated September 26, 1997, Letter of Agreement to Proceed dated February 10, 1999 and Letter Agreement dated March 8, 1999 with Renaissance Interactive




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